EXHIBIT 10.16

FIFTH MODIFICATION AND RATIFICATION OF LEASE

THIS FIFTH MODIFICATION AND RATIFICATION OF LEASE (this “Modification”) is made and entered into effective the 31st day of October 2002, by and between ST. PAUL PROPERTIES, INC., a Delaware corporation (“Landlord”), and THE TRIZETTO GROUP, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain Office Lease dated as of April 26, 1999, as amended by that certain Lease commencement letter signed by Landlord on September 9, 1999, and by Tenant on September 7, 1999, by that certain First Modification and Ratification of Lease entered into effective November 1, 1999, by that certain Second Modification and Ratification of Lease entered into effective December 27, 1999, by that certain Third Modification and Ratification of Lease entered into effective January 15, 2000, and by that certain Fourth Modification and Ratification of Lease entered into effective October 15, 2000 (hereafter collectively the “Lease”), for the rental of certain commercial real property located in the Building known as Atrium I, 6061 S. Willow Drive , Englewood , Colorado, and more particularly described in the Lease as Suites 300 and 310 (the “Premises”); and

WHEREAS, Tenants desires to further expand the Premises through the addition of Suite 233 in the Building, containing approximately 4,805 rentable square feet for the remaining Term of the Lease (for information purposes, the current Termination Date of the Lease is April 30, 2006), which suite id located on the second floor of the Building (the “Second Expansion Premises”) as depicted in Exhibit A-2 attached hereto and incorporated by reference; and

WHEREAS, Landlord is willing to modify the Lease to accommodate such desires subject to the terms and conditions of this Modification and Landlord and Tenant desire to amend the Lease to reflect the addition of the Second Expansion Premises and the increase in Base Rent payable under the Lease.

NOW, THEREFORE, in consideration of the foregoing, the agreements of the parties and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree follows:

1. Definitions. All capitalized terms used herein not otherwise defined in this Modification shall have the meanings given them in the Lease.

2. Incorporation of Recitals. The foregoing recitals are incorporated herein and made a part hereof as if set forth in their entirely.

3. Additional Premises. Effective November 1, 2002 (“Second Expansion Premises Commencement Date”), Landlord shall lease to Tenant and Tenant shall lease form the Landlord the Second Expansion Premises. In addition the identification of the Leased Premises in Section 1.03 of the Lease is hereby further amended by adding immediately after the description of the Leased Premises the following:

SECOND EXPANSION PREMISES:

That part of the second floor of the building outlined on Exhibit A-2, called Suite 233 containing approximately 4,805 rentable square feet.

4. Second Expansion Premises Commencement Date. Section 1.03(D) of the Lease is hereby amended by adding immediately after the description of the commencement date of the Lease the following:

The Second Expansion Premises Commencement Date shall be November 1, 2002.

5. Second Expansion Premises Completion Date. Section 1.03(E) of the Lease is hereby amended by adding immediately after the description of the completion date under the Lease the following:

The Second Expansion Premises Completion Date shall be November 1, 2002.

6. Tenant’s Proportionate Share. Section 1.03(J) of the Lease is amended effective on the Second Expansion Premises Commencement Date by adding immediately after the description of the Tenant’s Proportionate Share under the Lease for the Premises the following:

Tenant’s Proportionate Share of the Second Expansion Premises shall be 3.62%.

7. Parking Spaces. Section 1.03(O) of the Lease is amended effective on the Second Expansion Premises Commencement Date by the addition of the following at the end of the section:

Commencing on the Second Expansion Premises Commencement Date, in the connection with its occupancy of the Second Expansion Premises, Tenant shall be entitled to the additional non-exclusive use in the common with Landlord and others of a maximum of fifteen (15) parking spaces in the Building parking areas at no charge during the primary Term of the Lease. Landlord reserves the right to of this Lease based upon a parking ration of 3.3 parking spaces per 1,000 rentable square feet. Landlord further reserves the right to assign and reassign, from time to time, particularly parking spaces for use by persons selected by Landlord, and to issue and implement rules and regulations with respect to parking spaces for the Building, provided the Tenant’s rights to the number of parking spaces designated herein are preserved.

8. Operating Expenses. Section 2.02 of the Lease, as previously amended, shall be further amended effective on the Second Expansion Premises Commencement Date by adding to the first sentence thereof immediately before the parenthetical reference “(Excess Expenses”)” the following: “and during the 2003 base year with the respect to the Second Expansion Premises”.

9. Base Rent. Section 1.03(H) of the Lease entitled Base Rent, and Section 1.03(I) of the Lease entitled Monthly Installments of Base Rent, are hereby amended by adding the following:

(c)	Second Expansion Premises Base Rent. In addition to the Base Rent payable with respect to the Premises and the Expansion Premises, Tenant shall also pay Base Rent for the Second Expansion Premises, payable monthly in advance, without demand, deduction or set-off, in accordance with the following schedule:

Period	Rentable Square Feet	Lease Rate	Annual Payment	Monthly Payment
(11/1/2002-4/30/2006)	4,805	$17.25/rsf/year	$82,886.25	$6,907.19

10. Termination Option. Paragraph 3 of the Addendum to the Lease, as amended, shall be deleted in its entirely and replaced with the following:

Provided no Event of Default has occurred and is continuing, provided that Tenant has not assigned the Lease or sublet all or any portion of the Premises, the Expansion Premises, or the Second Expansion Premises, and in the event Landlord is unable to accommodate within the Building the growth requirements of the Tenant, Tenant shall have the option, in its sole discretion, to terminate the Lease with respect to the Premises, the Expansion Premises, and the Second Premises, on April 30, 2005, by providing Landlord with one-hundred (180) days’ prior written notice of Tenant’s intent to terminate the Lease with respect to the Premises, the Expansion Premises, and the Second Premises, and provided that by April 30, 2005, Tenant shall pay Landlord a termination fee equal to the sum of all the Landlord’s unamortized costs of leasing the Premises, the Expansion Premises and the Second Premises to Tenant, including but not limited to leasing commissions, tenant improvements and other concessions, plus an amount equal to four (4) months of the then existing Base Rent for the Premises, the Expansion Premises and the Second Premises.

11. Tenant Improvements. Tenant shall take the Second Expansion Premises in their current “as-is” condition and repair.

12. Real Estate Brokers. Each of the parties hereto hereby warrants and represents to the other party that it has not dealt with or been represented by any broker in connection with its execution of this Modification other that Landlord’s listing agent, Cushman and Wakefield of Colorado, Inc., acting as agent of Landlord, and Julien J. Studley, Inc., acting as agent of Tenant. Tenant agrees to indemnify and hold Landlord harmless from and against any other claims for commissions or similar compensation from any other person claiming an entitlement to any such payment as a result of its representative of Tenant. In addition, Landlord agrees to indemnify and hold Tenant harmless from and against any claims for commissions or similar compensation from any other broker or person claiming an entitlement to any such payment as a result of its representation of Landlord.

13. Performance of Obligations. Tenant hereby acknowledges and confirms that, as of the date hereof, Landlord has performed all obligations on the part of the Landlord under the Lease and that Tenant has no claims against Landlord or claims of offset against any rent or other sums payable by Tenant under the Lease.

14. Conflicts and Non-Amended Provisions. In the event of any express conflict or inconsistency between the terms of the Lease and the terms of this Modification, the terms of this Modification shall not control and govern. In all other respects, the terms, covenants and conditions of the Lease are hereby ratified, reaffirmed and republished in their entirety.

15. No Offer. The submission of this Modification by Landlord to the Tenant is not an offer to modify or amend the Lease and is not effective until execution and delivery by both Landlord and Tenant.

16. Entire Agreement. This Modification contains the entire agreement between the parties as to its subject matter and supersedes any and all prior agreements, arrangements or understanding between the parties relating to the subject matter hereof.

17. Counterparts. This Modification may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have entered into this Modification effective as of the date first set forth hereinabove.

Landlord:	Tenant:

ST. PAUL PROPERTIES, INC., a Delaware corporation	THE TRIZETTO GROUP, INC., a Delaware corporation

By:	By:
Robert W. Cowley	Name:	Michael J. Sunderland
Senior Asset Manager	Title:	Senior VP/CFO

Exhibit A-2

ATRIUM ONE

6061 SOUTH WILLOW DRIVE

GREENWOOD VILLAGE, CO.